UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 4, 2005

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-51321	98-0430762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employe Identification No.)

Suite 1110, 521-3rd Avenue SW Calgary, Alberta, Canada	T2P 3T3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 262-4471

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement;

On October 28, 2005, through our wholly-owned subsidiary, Triangle USA Petroleum Corporation, we entered into a joint development agreement with Hunter Energy LLC (the “Agreement”) to jointly develop three oil and gas properties belonging to Hunter Energy. The properties we are jointly developing are located in Colorado, Wyoming and Montana. Pursuant to the Agreement, we paid $1,000,000 on November 4, 2005, upon finalizing the exploration agreements, and are obligated to pay another $1,000,000 on or before November 30, 2005. In addition, we are obligated to pay 25% of the cost for the drilling of the first well, and we will carry a proportional share of Hunter Energy’s cost of the drilling and completion of the first well to the tanks, being equal to 8.333% for a total share of the costs of the first well of 33.333%. Our portion of the additional expenses involved in the drilling of the first well on each of the three properties is estimated to be approximately $2,500,000.

Hunter Energy shall have the right to back-in for an additional 25% interest after we have recouped all of our costs in the Prospect, including the acquisition cost, additional land, drilling and completion expenses on a prospect by prospect basis provided that in no case would Hunter Energy have the right to back-in prior to our recovering our initial $2,000,000 initial acquisition cost for all three prospects.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Joint Exploration Agreement, dated as of October 28, 2005, by and between Triangle USA Petroleum Corporation and Hunter Energy LLC.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIANGLE PETROLEUM CORPORATION

Dated: November 8, 2005	BY:	/s/ MARK GUSTAFSON
Mark Gustafson, President and Chief Executive Officer